Exhibit 10.9
INTANGIBLE ASSET LICENSE AGREEMENT
     This INTANGIBLE ASSET LICENSE AGREEMENT (this “Agreement”), dated as of June 13, 2008, is by and between MS Real Estate Management Company (“Licensor”) and Martha Stewart Living Omnimedia, Inc. (the “Company”).
     WHEREAS, Licensor has the right to license the intangible asset consisting of Martha Stewart’s lifestyle. Licensor’s lifestyle intangible asset encompasses Martha Stewart’s lifestyle and the public perception of Martha Stewart’s lifestyle. It includes, but is not limited to: real property that Martha Stewart owns directly or indirectly as of the date hereof (the “Real Property” or “Real Properties,” including without limitation each of (a) [Address Withheld], Katonah, New York, (b) [Address Withheld], East Hampton, New York, and (c) [Address Withheld], Seal Harbor, Maine, but excluding any Subsequently-Acquired Real Property (as defined below) that is not an Elective Real Property (as defined below)); the design of and the furnishings and finishings contained in the structures located on the Real Properties; the manner in which Martha Stewart selects, designs and arranges the finishings and furnishings contained in the structures located on the Real Properties; the inventory of home furnishings Martha Stewart has acquired and maintains for use in the structures located on the Real Properties; the color schemes, fabrics, art, linens, glassware, appliances in the kitchens in the structures located on, and the gardens located on, the Real Properties, which Martha Stewart designs and maintains; the outdoor furniture located on the Real Properties; and any other items that contribute to the visible appearance and impression of the Real Properties (collectively, the “Lifestyle Intangible Asset”).
     NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. The Company’s Acknowledgment of Licensor’s Rights. The Company hereby acknowledges that (a) Martha Stewart exclusively owns all right, title and interest throughout the world (the “Territory”) in and to the Lifestyle Intangible Asset, which Lifestyle Intangible Asset has intrinsic value, and (b) Licensor and Martha Stewart otherwise reserve all rights to the Lifestyle Intangible Asset except those specifically granted to the Company herein (provided, however, that this reservation of rights shall not alter in any manner the Company’s rights under that certain Intellectual Property License and Preservation Agreement dated as of October 22, 1999 between Martha Stewart and the Company (the “IP License Agreement”)). Licensor represents and warrants to the Company that, as of the date hereof, it has the power and authority to license the Lifestyle Intangible Asset on the terms and conditions of this Agreement.
     2. Term. The term of this Agreement shall be deemed to have commenced on September 18, 2007 and shall continue until the fifth anniversary of such date, unless this Agreement is terminated pursuant to Section 10 hereof.
     3. Consideration. During the term of this Agreement, in consideration for the license provided by this Agreement, the Company shall pay Licensor, or an entity designated by Licensor in writing, an annual license fee of $2,000,000 (the “Annual License Fee”). The

Company shall pay the Annual License Fee in advance in a lump sum for each of the future years on or about each successive September 15. For the current year, $850,000 of the current Annual License Fee has been paid by the Company, with the balance of $1,150,000 due and owing.
     4. Use of the Lifestyle Intangible Asset.
     (a) Subject to the terms and conditions of this Agreement, Licensor hereby licenses to the Company the perpetual, exclusive right to use, and to authorize others to use (subject to Licensor’s consent right set forth in Section 4(e)), pursuant to the terms hereof, throughout the Territory on or in connection with any products and services of the Company (such products and services (including the magazine Martha Stewart Living) are referred to herein as the “Licensed Products” and the “Licensed Services”) all elements of the Lifestyle Intangible Asset as such exist at any time during the term of this Agreement. For avoidance of doubt, after the expiration or termination of this Agreement, the Company shall not have any right to utilize any elements of the Lifestyle Intangible Asset that did not exist as of the date of such expiration or termination (“Post-Term Elements”), but shall have the perpetual license to use, and to authorize others to use, the Lifestyle Intangible Asset exclusive of Post-Term Elements, in accordance with the foregoing sentence.
     (b) During the term of any license pursuant to this Agreement, the Company shall use commercially reasonable efforts to preserve the historical goodwill of the Lifestyle Intangible Asset. All use of the Lifestyle Intangible Asset by the Company or any sublicense thereof shall inure solely to the benefit of Licensor. The use of the Lifestyle Intangible Asset by the Company or any sublicense thereof shall be of a quality at least substantially consistent with the Historical Standard (as defined below); provided that any use of the Lifestyle Intangible Asset by the Company while Martha Stewart is in Control (as defined below) shall be conclusively presumed to meet the Historical Standard. The “Historical Standard,” as of any date, shall mean the quality, style and image of the Licensed Products or Licensed Services as the Lifestyle Intangible Asset has been used by the Company through the earlier of (1) such date or (2) the date that Martha Stewart ceases to be the owner, directly or indirectly, of in excess of 50% of the outstanding voting power of the Company (the circumstances in clause (2) immediately preceding being referred to as “Control,” and such period being referred to as the “Historical Period”). At any time that Martha Stewart is not in Control (other than due to a Termination Trigger, as defined in Section 10), (i) subject to Licensor’s prior written approval, which shall not be unreasonably withheld or delayed, the Company may continue to use the Lifestyle Intangible Asset in connection with new businesses not planned or developed while Martha Stewart was in Control, and (ii) the Company may develop, use and register new derivatives of the Lifestyle Intangible Asset not developed while Martha Stewart was in Control, so long as such new derivatives and Derived Marks (as defined in Section 7(a)) are substantially consistent with the image, look and goodwill of the Lifestyle Intangible Asset at the time when Martha Stewart ceased to be in Control or to which Licensor has consented in writing (such businesses and derivatives, “New Uses”). For clarity, reasonable extensions of the lines of business in which the Company is engaged or planned to be engaged at any time that Martha Stewart is in Control shall not be considered New Uses and shall be included in the license contained herein. After Martha Stewart’s death or disability, the Company may use the Lifestyle Intangible Asset for additional New Uses, provided that any such businesses and derivatives are substantially consistent with the image, look and goodwill of the Lifestyle Intangible Asset at the time at which Martha Stewart ceased to be in Control, or to which Licensor has consented in writing. The Company shall keep Licensor advised of any New Uses in a timely manner, so that such entity may confirm the Company’s compliance with the terms hereof.
     (c) [Intentionally Omitted]
     (d) Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company the exclusive right to use and exploit in any and all media now known or which may in the future be invented the Lifestyle Intangible Asset as it appears in any and all television programs and/or videos (including content developed for the Company’s online businesses) produced by or for the Company (or its predecessor), whether such television programs and/or videos were produced, aired, marketed or sold prior to, on, or after, the date of this Agreement, provided that the grant in this sentence shall be limited to the use of such programs and/or videos (i) substantially as a whole (it being acknowledged and understood that the Company shall have the right to edit such programs and/or videos for time and commercials and to add bumpers and introductions), (ii) as part of a collection or similar compilation (such as “Best of” programs or videos) of Martha Stewart appearances, (iii) in any other manner used by the Company while Martha Stewart was in Control or (iv) regarding excerpts of such programs and/or videos, as part of the advertising, promotion and/or marketing of any of the foregoing.
     (e) To the extent that the Company desires access to the Real Properties in order to utilize the Lifestyle Intangible Asset, the Company shall provide reasonable notice of the intended dates and manner of use and the parties shall cooperate therewith; provided that Licensor shall provide the Company with any such requested access to the Real Properties in a manner consistent with past practice pursuant that certain Location Rental Agreement dated as of September 17, 2004 between Martha Stewart and the Company (the “Location Rental Agreement”), which Location Rental Agreement was extended by a letter agreement on September 18, 2007, and applicable law; and provided further that Licensor may deny access to the Real Properties to Company’s sublicensees other than those entities with which the Company has a bona fide business relationship involving matters other than the Real Properties at its sole discretion, and further provided that Licensor maintains a reasonable right to review and object to an excessive number of staff proposed for any such use.
     (f) To the extent that the Licensor incurs any expenses in connection with the Company’s use of the Lifestyle Intangible Asset or any element of the Lifestyle Intangible Asset (including without limitation any costs associated with cleaning, arranging and maintenance of any items within the Lifestyle Intangible Asset), Licensor shall bear such costs; provided that the Company shall be responsible for (i) all film, video, photography and other production costs it incurs or authorizes in writing related to its use of the Lifestyle Intangible Asset and (ii) such other costs as may be approved in advance by the Company in writing, within any budget limitations that may be specified in such approval.
     (g) Subject to the terms of this Agreement, Licensor shall, at its expense, cause the Real Properties to be maintained, landscaped, gardened and developed in a manner generally consistent with past practice; provided that the Company (i) shall be responsible for Company-approved costs associated with those business expenses set forth on Schedule A hereto, and (ii) shall reimburse Licensor for up to $100,000 in approved and documented household expenses associated with the Real Properties.

     (h) Notwithstanding any other provision of this Agreement, but subject to any employment or other agreement that Licensor may have from time to time with the Company, the license provided herein shall not prohibit Licensor or Martha Stewart from using the Lifestyle Intangible Asset to endorse products or engage in other business activities other than those covered by this Agreement, including the exclusivity provisions hereof.
     (i) Any sublicense by the Company of the Lifestyle Intangible Asset shall contain protections with respect to the Lifestyle Intangible Asset consistent with the terms hereof and shall acknowledge that such sublicensee does not obtain any ownership rights in, or goodwill to, the Lifestyle Intangible Asset.
     5. Termination Trigger License. Upon a Termination Trigger, the Company shall automatically be deemed to have granted Licensor an exclusive, perpetual, worldwide, royalty free, sub-licensable license to use the Lifestyle Intangible Asset as, or as part of, a trademark, service mark or trade name, for any goods or services Licensor desires, to the extent, if any, that said mark or name is likely to cause confusion with or otherwise infringe or violate the Company’s rights in any mark or name the Company owns (the “Termination Trigger License”). The Termination Trigger License shall include, without limitation, the right to use the Lifestyle Intangible Asset in connection with any goods or services which compete directly with goods or services of the Company. Notwithstanding the foregoing, Licensor shall not have the right to use any mark or name which is identical to any mark or name owned by the Company. The quality of Licensor’s goods and services sold pursuant to the Termination Trigger License (the “Licensor Goods/Services”) shall be of at least the same kind of quality as goods and services sold by the Company as of the date of the Termination Trigger, and the Company shall have the right to take reasonable steps to monitor the quality of the Licensor Goods/Services. Upon Licensor’s reasonable request, the Company shall use its commercially reasonable best efforts to register trademarks and/or service marks which are the subject of the Termination Trigger License and shall take reasonable steps to maintain any such registrations, in the Company’s name and at the Company’s sole expense. The Company shall, at its expense, take any action reasonably requested by Licensor to protect any trademark, service mark or trade name which is the subject of the Termination Trigger License.
     6. Quality, Style and Image of Products and Services Provided in Connection with Lifestyle Intangible Asset. At any time Martha Stewart is not in Control, upon reasonable request and to the extent necessary to protect Licensor’s rights under this Agreement, Licensor shall have the right to request and receive, at no cost to Licensor, a sample of each Licensed Product and Licensed Service, as well as a prototype of each type of all promotional, advertising and marketing material used in connection therewith, for the purpose of evaluating the quality, style and image of the same. In the event that in Licensor’s reasonable and good faith judgment, any Licensed Product or Licensed Service fails (other than in an immaterial manner) to satisfy the Historical Standard, then promptly upon written notice by Licensor to the Company, the Company and Licensor shall cooperate in good faith to make necessary appropriate changes (if any) in the quality, style or image of such Licensed Product or Licensed Service to comply with the standard provided for herein; provided that nothing in this sentence shall be deemed to affect the substantive rights and obligations of the parties hereunder.

     7. The Derived Marks.
     (a) Subject to the terms hereof, including Section 4, the Company may combine any designation with the Lifestyle Intangible Asset so as to form a new trademark, service mark, trade name or company name (such trademark, service mark, trade name or company name, the “Derived Marks”). The Derived Marks may include any names or marks used by the Company prior to the date hereof which include or are derived from the Lifestyle Intangible Asset. Subject to the terms of this Agreement, the Company shall be the owner of the Derived Marks (but not of the Lifestyle Intangible Asset incorporated therein).
     (b) The Company acknowledges that it is not, and will not become by virtue of this Agreement, the owner of any right, title or interest in and to the Lifestyle Intangible Asset in any form or embodiment. The Company shall not at any time commit any act anywhere in the world which would reasonably be expected to have a material adverse effect on Licensor’s rights in and to the Lifestyle Intangible Asset, or any registrations therefor or any applications for registration thereof. The Company shall never challenge anywhere in the world Martha Stewart’s ownership of or the validity of the Lifestyle Intangible Asset, any application for registration therefor or any rights therein or thereto, except as otherwise expressly provided herein.
     (c) The Company, at its expense, shall file appropriate registrations in its own name or in the name of a Company subsidiary or affiliate of any Derived Marks so as to preserve the goodwill thereof and Licensor’s rights in the Lifestyle Intangible Asset, shall prosecute and defend such registrations and all common law rights in the Derived Marks and Lifestyle Intangible Asset consistent with good commercial practices, and shall use all reasonable commercial efforts to defend and otherwise protect the Derived Marks and the Lifestyle Intangible Asset, provided that following the a Termination Trigger, Licensor shall have the right to reasonably direct and control such actions with respect to the Lifestyle Intangible Asset, in each case at the Company’s expense. At the request of Licensor, and at the Company’s expense, the Company shall prosecute, including by filing lawsuits or other actions, any potential infringement, dilution, libel, slander or other diminution in the goodwill or other denigration of the Lifestyle Intangible Asset by any third party, unless outside intellectual property counsel to the Company advises that there is no reasonable basis for such action. The Company shall be entitled to the proceeds, or other legal remedies, of any such action. The Company may also institute such actions where not requested by Licensor in the event the Company determines that the protection of the Lifestyle Intangible Asset or the Derived Marks reasonably requires such action. In the event that the Company learns of any infringement or other violation of rights in or to the Lifestyle Intangible Asset, it shall promptly notify Licensor thereof.
     (d) At Licensor’s request, the Company shall execute all documents reasonably requested by Licensor to confirm Martha Stewart’s ownership of rights in and to the Lifestyle Intangible Asset. The Company shall cooperate at Licensor’s reasonable request in connection with the filing and prosecution of applications to register intellectual property rights in the Lifestyle Intangible Asset and in connection with the maintenance and renewal of such registrations as may issue. Licensor and the Company shall cooperate in good faith, taking into account their respective interests in and rights to the Lifestyle Intangible Asset, to determine whether or not such applications are filed and prosecuted and registrations are maintained. The Company shall pay all costs and expenses of any such filings or proceedings.

     (e) If one party hereto reasonably requests of the other to take an action in connection with the foregoing, the other party shall cooperate in connection with any such action, including, without limitation, by being a plaintiff or co-plaintiff and by causing its officers, directors, and employees to execute documents and to testify. If the Company desires to take action with respect to a violation or infringement of the Lifestyle Intangible Asset, it shall consult with Licensor and shall not take actions which Licensor reasonably requests not to be taken. All costs and expenses of the actions described in this Section 7(e) shall be borne by the Company.
     (f) The Company shall take actions to protect the Derived Marks and the goodwill related thereto consistent with the provisions of this Section.
     8. Indemnity.
     (a) The Company hereby saves and holds Licensor, its successors and assigns, and Martha Stewart, her heirs, estate, successors and assigns (the “Indemnified Parties”) harmless of and from, and indemnifies and agrees to defend them against any and all losses, liability, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) which they may incur or be compelled to pay, or for which they may become liable or be compelled to pay in any action, claim or proceeding against any of the Indemnified Parties, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by the Company or any of its officers, directors, employees, agents or servants (other than the Indemnified Parties) in connection with the Company’s performance of its obligations under this Agreement, the use (including sublicensing) of the Lifestyle Intangible Asset and the Derived Marks or the breach by the Company of any covenant contained herein. The indemnification rights provided for herein shall also apply to any use by the Company of the Lifestyle Intangible Asset or any Derived Marks prior to the date hereof.
     (b) In the event that an Indemnified Party receives notice of a claim as to which indemnification is sought, such party shall reasonably promptly notify the Company thereof, except that the failure to so notify shall not exempt the Company from its obligations hereunder, except to the extent that such failure has actually prejudiced the Company’s legal position with respect to the claim. Upon receipt of notice, the Company shall advise the Indemnified Party that it has assumed the defense thereof. The Indemnified Party shall have the right, at the expense of the Company, to retain legal counsel to participate in and monitor the defense of the claim, provided that the Company shall have the right to direct and control such defense. The Company shall not, without Licensor’s written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, nor shall the Company settle or compromise any claim relating to the Lifestyle Intangible Asset or the Derived Marks which would limit the use by Licensor of the Lifestyle Intangible Asset in any manner whatsoever without Licensor’s consent.
     (c) The Company shall maintain in effect at all times errors and omissions insurance, in customary amounts taking into account the size of the Company, the value of the Lifestyle Intangible Asset and the obligations of the Company hereunder, and shall name Martha Stewart, Licensor and the other Indemnified Parties hereunder as beneficiaries thereof for purposes of this Agreement.

     9. Sale or Purchase of Real Properties.
     (a) At any time during the term of this Agreement, Licensor, Martha Stewart and any entity she directly or indirectly controls may sell any of the Real Properties without the consent of the Company. Subject to the next sentence of this subsection 9(a), such sale shall not affect the obligations of the Company under Section 3 of this Agreement. Notwithstanding the foregoing, in the event that Licensor, Martha Stewart or any entity she directly or indirectly controls sells a significant portion (based on the Company’s use of such Real Properties) of the Real Properties and, due to such sale, the Company is required to pay money for the use of additional locations owned by other parties to conduct its business, Licensor and the Company shall, in good faith, agree to adjust the Annual License Fee, taking into account any increased costs incurred by the Company and any increased use (compared to such use on the date hereof) by the Company of (i) the remaining Real Properties that on the date hereof were owned directly or indirectly by Martha Stewart and (ii) any Elective Real Properties.
     (b) If at any time during the term of this Agreement, Martha Stewart directly or indirectly, including through Licensor, acquires any real property (each a “Subsequently-Acquired Real Property”), Licensor may in its sole discretion offer the Company the right to include such Subsequently-Acquired Real Property within the Lifestyle Intangible Asset by giving the Company written notice of such offer. Upon receipt of such notice, the Company shall have the right in its sole discretion to accept the offer to include such Subsequently-Acquired Real Property within the Lifestyle Intangible Asset by giving Licensor written notice of such acceptance (in the event of such an offer and acceptance, such Subsequently-Acquired Real Property shall be referred to herein as an “Elective Real Property”). In the event a Subsequently-Acquired Real Property becomes an Elective Real Property as set forth in the preceding sentence, Licensor and the Company shall, in good faith, agree to adjust the Annual License Fee to reflect the additional value derived by Company from access to the Elective Real Property. It is expressly understood and agreed that Martha Stewart is under no obligation to either directly or indirectly, including through Licensor, acquire any additional real property or to offer to include any Subsequently-Acquired Real Property within the Lifestyle Intangible Asset if acquired and the Company is under no obligation to accept an offer by Licensor to include any Subsequently-Acquired Real Property within the Lifestyle Intangible Asset.
     10. Termination. Notwithstanding Section 2, the term of this Agreement shall terminate upon any termination of Martha Stewart’s employment with the Company. If the Company terminates Martha Stewart’s employment other than for Cause (as defined in the Employment Agreement dated as of September 17, 2004 between Martha Stewart and the Company or any replacement or successor agreement thereto (the “Employment Agreement”), or if Martha Stewart terminates her employment for Good Reason (as defined in the Employment Agreement) (such a termination, a “Termination Trigger”), then all sums otherwise due to Licensor under this Agreement during the remainder of the term specified in Section 2 shall accelerate and become immediately payable by the Company and this Agreement shall terminate. If the Company terminates Martha Stewart’s employment for Cause (as defined in the Employment Agreement), or Martha Stewart terminates her employment other than for Good Reason (as defined in the Employment Agreement), then this Agreement shall immediately terminate and the Company shall owe no amounts pursuant to Section 3 hereof with respect to any time period from and after the date of such termination (and in the event any such amount was paid in advance, Licensor shall promptly (and in any event within thirty (30) days of such termination) return such amount to the Company). Termination of this Agreement for any reason shall not affect (i) the indemnity and other obligations of the Company hereunder that reasonably should be understood to survive the termination of this Agreement, nor (ii) obligations of Licensor hereunder that reasonably should be understood to survive the termination of this Agreement, including those set forth in Sections 4(b), 5 and 8(b).
     11. Certain Remedies. The parties agree that the remedies at law for any material breach or threatened material breach of this Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching party shall be entitled to seek specific performance of this Agreement. The parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened material default in, or material breach of, any of the terms hereof, the party aggrieved thereby shall have the right to seek specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.
     12. Miscellaneous.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) This Agreement is assignable by the Company to any successor of the Company which acquires all or substantially all of the assets or businesses of the Company or to an acquiror, whether by sale, merger, recapitalization or other business combination, of all or substantially all of the assets or businesses of the Company without Licensor’s consent, provided that any such successor or assignee shall provide Licensor with a written agreement that it shall be bound by all the terms of this Agreement. This Agreement shall be assignable by Licensor to any entity controlled by Martha Stewart, her heirs, or her estate and inure to the benefit of and be binding upon the successors, legal representatives, and assigns of Licensor. Except as specified in this subsection 12(b), this Agreement is not assignable.
     (c) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Licensor:
MS Real Estate Management Company
[Address Omitted]
Attention: Heidi DeLuca
If to the Company:
Martha Stewart Living Omnimedia, Inc.
20 West 43rd Street
New York, New York 10036
Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when actually received by the addressee.
     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
     (e) Licensor and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof; provided that this Agreement does not amend or modify in any respect any terms of the Employment Agreement or the IP License Agreement.
     (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

MS REAL ESTATE MANAGEMENT COMPANY
By:	/s/ Martha Stewart
	Name:	Martha Stewart
Title:

MARTHA STEWART LIVING OMNIMEDIA, INC.
By:	/s/ Wenda Harris Millard
	Name:	Wenda Harris Millard
	Title:	Co-Chief Executive Officer

By:	/s/ Robin Marino
	Name:	Robin Marino
	Title:	Co-Chief Executive Officer

SCHEDULE A
Security System — Cost for security system upgrade, repairs and monitoring
Security Personnel — Costs for physical security personnel at the properties for the protection of Martha Stewart, personally
Phone System — Costs for phone system upgrade, repairs and monthly use